NEWS RELEASE	CONTACT:	Scott B. Flaherty
Executive Vice President & Chief Financial Officer
sflaherty@willislease.com
561.413.0112
__________________________________________________________________________________________

Willis Lease Finance Corporation Declares First Ever Cash Dividend

COCONUT CREEK, FL, May 17, 2024 — Willis Lease Finance Corporation (NASDAQ: WLFC) (“WLFC”), the leading lessor of commercial aircraft engines and global provider of aviation services, announced today that its Board of Directors has declared a one-time special dividend of $1.00 per share on WLFC’s common stock. The dividend is payable to shareholders of record at the close of business on May 30, 2024, and is expected to be paid on June 7, 2024.

“I believe that this special dividend provides a small thank you to our shareholders that have been with us for many years,” said Charles F. Willis, Executive Chairman. “Our ability to pay this dividend, continue to grow our lease portfolio, and further diversify our services offering, all while making significant progress in the de-levering of our balance sheet, speaks to the overall health and outlook of our platform. As we look onward, we will be considering how a recurring dividend policy should play into our go forward strategy.”

Willis Lease Finance Corporation

Willis Lease Finance Corporation leases large and regional spare commercial aircraft engines, auxiliary power units and aircraft to airlines, aircraft engine manufacturers and maintenance, repair, and overhaul providers worldwide. These leasing activities are integrated with engine and aircraft trading, engine lease pools and asset management services through Willis Asset Management Limited, as well as various end-of-life solutions for engines and aviation materials provided through Willis Aeronautical Services, Inc. Additionally, through Willis Engine Repair Center®, Jet Centre by Willis, and Willis Aviation Services Limited, the company’s service offerings include Part 145 engine maintenance, aircraft line and base maintenance, aircraft disassembly, parking and storage, airport FBO and ground and cargo handling services.

Except for historical information, the matters discussed in this press release contain forward-looking statements that involve risks and uncertainties. Do not unduly rely on forward-looking statements, which give only expectations about the future and are not guarantees. Forward-looking statements speak only as of the date they are made, and we undertake no obligation to update them. Our actual results may differ materially from the results discussed in forward-looking statements. Factors that might cause such a difference include, but are not limited to: the effects on the airline industry and the global economy of events such as war, terrorist activity and a pandemic; changes in oil prices, rising inflation and other disruptions to world markets; trends in the airline industry and our ability to capitalize on those trends, including growth rates of markets and other economic factors; risks associated with owning and leasing jet engines and aircraft; our ability to successfully negotiate equipment purchases, sales and leases, to collect outstanding amounts due and to control costs and expenses; changes in interest rates and availability of capital, both to us and our customers; our ability to continue to meet changing customer demands; regulatory changes affecting airline operations, aircraft maintenance, accounting standards and taxes; the market value of engines and other assets in our portfolio; and risks detailed in the company’s Annual Report on Form 10-K and other continuing reports filed with the Securities and Exchange Commission.

# # #